Exhibit 10.1C

June 4, 2022

John Rakow
[address]

Dear John,

This letter confirms the terms of your promotion to Senior Vice President, General Counsel, and your agreement to serve as Adverum’s Acting Chief Financial Officer and Principal Financial Officer.

I am excited to share with you that your promotion is effective as of June 3, 2022. With this promotion, your job title is Senior Vice President, General Counsel, Acting Chief Financial Officer and Principal Financial Officer. This promotion, results in a new base salary of $450,000 annually commencing on June 6, 2022.

As part of your promotion, your target bonus percentage is increasing to 40% (75% of which is based on company achievement & 25% based on individual achievement).

In addition to your promotion, you have been approved for a grant of 250,000 options, with a grant date upon the SEC’s issuance of your CIK code, but in no event late than June 10, 2022. You will receive a notification from E*TRADE alerting you when your equity documents are ready to view and accept. The documents will include the grant date, vesting schedule and plan details.

In this new role, you will report directly into me with a dotted line into Peter Soparkar for matters pertaining to your role as General Counsel. I am excited for you in your new role and how this opportunity may help you in your career development goals. I appreciate you taking on these additional responsibilities in support of Adverum’s continued growth and success.

Sincerely,

Laurent Fischer, M.D.
President and Chief Executive Officer